EXHIBIT 5.1

                           [SNELL & SMITH LETTERHEAD]

                                August 31, 1998

Carriage Services, Inc.
1300 Post Oak Blvd., Suite 1500
Houston, Texas 77056

Ladies and Gentlemen:

      We have acted as counsel for Carriage Services, Inc., a Delaware corporation (the "Company"), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of up to 100,000 shares of Class A Common Stock, par value $.01 per share (the "Shares"), for issuance under the Company's 1998 Stock option Plan for Consultants.

      In connection with the foregoing, we have examined or are familiar with the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the 1998 Stock Option Plan for Consultants, the corporate proceedings with respect to the registration of the Shares, and the Registration Statement on Form S-8 filed in connection with the registration of the Shares (the "Registration Statement"), and such other certificates, instruments, and documents as we have considered necessary or appropriate for purposes of this opinion.

      Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when issued by the Company pursuant to the 1998 Stock Option Plan for Consultants will be validly issued, fully paid, and non-assessable.

      The foregoing opinion is limited to the laws of the United States of America and the State of Texas and to the General Corporation Law of the State of Delaware. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

      Certain shareholders in this firm own an aggregate 4,000 shares of Class A Common Stock of the Company and hold options to purchase 10,000 shares of Class A Common Stock.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                Very truly yours,

                                /s/ SNELL & SMITH, P.C.
                                    Snell & Smith, A Professional Corporation

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